Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	September 1, 2005
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. REPORTS DAMAGE SUSTAINED

FROM HURRICANE KATRINA

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that our hospital facilities located in New Orleans and Chalmette, Louisiana suffered substantial water and wind damage from Hurricane Katrina. Patients and staff at each of these facilities have either already been evacuated or are in the process of being evacuated. All facilities are currently without municipal power and telephone service.

At this time, we can not estimate the amount of property damage to these facilities or when operations at these facilities will resume. We maintain commercial property and business interruption insurance on these facilities, however, we believe the unfavorable financial effect of the Hurricane, after insurance proceeds, will be significant.

“The UHS organization has come together to provide exceptional support to the patients in our care and to our own staff”, stated Alan B. Miller, UHS’s Chairman and Chief Executive Officer. “We have contracted for helicopters and supplied the hospitals ourselves to alleviate in small part the suffering in their midst. We have been in communication to our facilities and will so remain until everyone is accounted for and safely placed. In addition, we have established the UHS Foundation to funnel funds to our employees in this crisis.”

We operate the following hospital facilities in the New Orleans and Chalmette, Louisiana markets, which generated approximately 7% of our net revenues for the six month period ended June 30, 2005:

Methodist Hospital - located in New Orleans, Louisiana consisting of Methodist Hospital, a six-story, 306-bed acute-care facility and Lakeland Medical Pavilion, a two-story, 54-bed acute-care facility. The majority of the patients at these facilities are expected to be transported to other regional hospitals.

Chalmette Medical Center - located in Chalmette, Louisiana consisting Chalmette Medical Center, a two-story, 138-bed acute-care facility and Virtue Street Pavilion, a one-story, 57-bed facility providing physical rehabilitation, skilled nursing and inpatient behavioral health services. The majority of the patients at these facilities are expected to be transported to other regional hospitals. The real estate assets of the 138-bed Chalmette Medical Center facility are owned by Universal Health Realty Income Trust (NYSE: UHT) and leased by us.

River Oaks Hospital – a one-story, 126-bed behavioral health care facility located in New Orleans, Louisiana. Patients and staff members of this facility were successfully transferred to our Lakeside Behavioral Health System facility located in Memphis, Tennessee.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT). For additional information on the Company, visit our website: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in “Forward-Looking Statements and Risk Factors” on pages 17 and 18 of our Form 10-Q for the quarterly period ended June 30, 2005), may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.